Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Braskem S.A. of our report dated February 7, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in Braskem S.A.’s Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 8, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Auditores Independentes

Salvador – Bahia – Brazil

December 16, 2013

PricewaterhouseCoopers, Av. Tancredo Neves, 620, 30º e 34º, Caminho das Árvores, Salvador, BA, Brasil 41820-020,

T: (71) 3319-1900, F: (71) 3319-1937, www.pwc.com/br